Exhibit 10.2

NON-NEGOTIABLE PROMISSORY NOTE

$2,234,028.00	Houston, Texas	April 15, 2005

John J. Moores (hereinafter called “Maker”), an individual resident of San Diego, California, For Value Received, promises and agrees to pay on the payment schedule set forth below to NEON Systems, Inc., a Delaware corporation, (hereinafter called “Payee”), at its offices at 14100 Southwest Freeway, Suite 500, Sugar Land, Texas 77478, in lawful money of the United States of America the aggregate principal sum of TWO MILLION, TWO HUNDRED THIRTY-FOUR THOUSAND, TWENTY-EIGHT AND NO/100 DOLLARS ($2,234,028.00), together with interest thereon from and after the date hereof on the unpaid principal balance at the rate of FOUR PERCENT (4.0%) per annum (but in no event to exceed the maximum rate of nonusurious interest allowed by applicable law).  Maker shall pay to Payee TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000) on the 15th day of the first month of each calendar quarter hereafter beginning on June 15, 2005, representing the payment of all interest accrued on the outstanding principal amount through such date, and the payment of principal, until the principal balance plus accrued interest is fully paid.  All payments made as scheduled on this Note shall be applied, to the extent thereof, first to accrued but unpaid interest and the balance to unpaid principal.  This Note may be prepaid, in whole or in part, at any time without penalty or premium.

If Payee at any time receives or accepts payment from or for the account of Maker of less than the full amount when due on this Note, such receipt or acceptance shall, unless Payee expressly agrees otherwise in writing, be deemed a payment on account only, and shall not cure any default existing by reason of failure to pay the full amount when due, nor preclude the exercise of any remedy of Payee including, but not limited to, acceleration of any unmatured portion hereof, or foreclosure on any security.

THIS NOTE IS GIVEN in consideration of the covenants, promises, rights, obligations and other good and valuable consideration set forth in that certain Promissory Note Purchase Agreement dated April 15, 2005 (the “Purchase Agreement”).

IF DEFAULT is made in the payment of any installment of principal and interest hereof, as and when the same is or becomes due, or if default occurs under any instrument securing the payment hereof or executed in connection herewith, including the Purchase Agreement, the owner and holder of this note may, without notice or demand (both of which are expressly waived by Maker), declare all sums owing hereon at once due and payable.  If default is made in the payment of this note, and the same is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees to reimburse the Payee for any reasonable attorney’s or collection fees incurred by Payee.

MAKER, co-makers, sureties, endorsers and guarantors, and each of them, expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith; and are and shall be jointly, severally, directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times had or existing as security for any amount called for hereunder.

IT IS the intention of Maker and Payee to conform strictly to applicable usury laws.  Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that event, notwithstanding anything to the contrary herein or in any agreement entered into in connection with or as security for this note, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this note or under any of the other aforesaid agreements or otherwise in connection with this note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be cancelled automatically and, if theretofore paid, shall be credited on the note by the holder hereof (or, to the extent that this note shall have been or would thereby be paid in full, refunded to the Maker); and (ii) in the event that maturity of this note is accelerated by reason of an election by the holder hereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this note or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on this note (or, to the extent that this note shall have been or would thereby be paid in full, refunded to the Maker).

This Note will be binding upon and inure to the benefit of the Payee and its successors and permitted assigns, but neither this Note nor any of the rights, interests or obligations hereunder may be assigned by the Payee without the prior written consent of the Maker; provided, however, that this Note may be assigned by Payee to a successor-in-interest in connection with the merger or other acquisition of Payee, or the purchase of substantially all of Payee’s assets, by a third party.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN TEXAS.

By:	s/John J. Moores
John J. Moores